BYLAWS OF SEAT PAGINE GIALLE S.p.A.

TITLE I

IDENTIFICATION

ARTICLE 1
NAME

     A corporation is organized under the name of “Seat Pagine Gialle - S.p.A.” (the “Company”). The Company name may be written in upper or lower case letters, with or without dashes and/or periods. The Company may validly identify itself, for all legal purposes, in all acts in which it is involved, by the abbreviated name “SEAT s.p.a.”, without being linked to any graphic representation.

ARTICLE 2
REGISTERTED OFFICE

     The registered office of the Company is located in Milan at Via Grosio, 10/8; the secondary office in in Turin at Via Aurelio Saffi 18.

ARTICLE 3
DURATION

     The duration of the Company is until December 31, 2100, and may be extended by resolution of the General Shareholders’ Meeting.

ARTICLE 4
PURPOSE

     The purpose of the Company is to operate in the industry and trade of publishing, printing and graphics in general, in any form and by any means, including online; to gather and engage in advertising – including for the account of third parties – in any form and for any means of communication, including the exchange for goods or services; management of activities, including promotional, in the field of advertising communications and public relations initiatives; engaging in, preparing and selling, with all technological means and any other transmission support, including online and via the Internet, all types of documentation services, including but not limited to databases and support services for trading goods and services; managing all activities related to information processing and use of any type and in any manner, including the use and sale of communications services of any type, by any instruments and means, and any related, complementary or instrumental production and sales activity in the areas mentioned above.

     The Company may also engage in all commercial, industrial and financial operations and transactions involving real or personal property that are considered appropriate for the furtherance of the corporate purpose; for this purpose, it may also directly or indirectly acquire as an exception, interests and holdings in other corporations or companies, expressly excluding any activities inherent to bringing in public funds and any other activities not permitted by law.

TITLE II

CAPITAL STOCK AND BONDS

ARTICLE 5
AMOUNT

     The capital stock is equal to €341,432,710,14 divided into 11,381,090,338 shares with a par value of €0.03, of which 11,193,400,970 are common shares and 187,689,368 are savings shares.

     Starting on the effective date of the merger, the Board of Directors, for a maximum of five years from the date of the resolution of the General Shareholders’ Meeting of January 25, 1999, pursuant to Article 2443, paragraph two, of the Italian Civil Code, (as integrated by the resolution of the General Shareholders’ Meeting of December 11, 2001) is authorized to increase payment of the capital stock one or more times, with the resulting issuance of common shares and savings shares with regular rights, to be offered for subscription by employees of Seat Pagine Gialle S.p.A., any parent company, pursuant to Article 2359, paragraph 1, No. 1, of the Italian Civil Code, and any subsidiaries – to be listed by the Board of Directors, excluding options rights in accordance with the provisions of both Article 2441, last paragraph, of the Italian Civil Code, and Article 134, second and third paragraphs, of Law Decree No. 58 dated February 24, 1998, for a grand total of €1,363,446.21 by the issuance of a maximum of 38,332,800 common shares with a par value of €0.03 and a maximum of 14,467,200 savings shares with a par value of €0.03.

     The General Shareholders’ Meeting of October 27, 2000, stated that the aforesaid proxy regarding the remaining part not yet executed, is granted alternatively for the issuing of ordinary shares only, being understood that the maximum amount of the increase should be up to €1,363,446.21.

     The rights to subscribe said shares shall be non-transferable inter vivos.

     The Extraordinary General Meeting of December 11, 2001 stated the constitution of a restricted fund for the acquittance of a capital increase of €170,097.98.

     The resolution of the Board of Directors shall establish the term for the subscription and shall provide that if the total amount of increase is not subscribed within the term established by the Board of Directors the share capital will be increased only by the amount of the subscription received to that date.

     On May 17, 2002, the Board of Directors resolved (with reference to the proxy provided pursuant to Article 2443 of the Italian Civil Code to the Extraordinary General Shareholders’ Meeting that took place in September 24, 1999 and in accordance with the resolution of the Extraordinary General Shareholders’ Meeting of July 4, 2000 and October 27, 2000) to increase the payable company capital by a maximum €45,000.00 through the issue of a maximum 1,500,000 new ordinary Seat Pagine Gialle shares, each with a nominal value of €0.03 to be offered for a strike price of €0.8532 per share for subscription to employees of Seat Pagine Gialle S.p.A., any parent company, pursuant to Article 2359, paragraph 1, No. 1, of the Italian Civil Code, and any subsidiaries – to be listed by the Board of Directors as stakeholder to the incentive plan “TOP 2002”. In case the subscription is not subscribed for its total amount by May 31, 2008, the share capital will be increased only by the amount subscribed to date.

     The Extraordinary General Meeting of the Shareholders of November 20, 2000 resolved to increase the payable company capital by €4,303,807.5 through the issuance of 166,666,667 new ordinary Seat Pagine Gialle shares, each with a nominal value of €0.03 to be reserved for De Agostini Invest S.A.. The issue price of the new shares will be fixed using the standards disposed in the aforesaid resolution, but in any case it will not be less than €3.45.

     The Extraordinary Shareholders’ Meeting of December 11, 2001 resolved that the issue price of the new shares shall be determined taking into account their changed nominal value, so that, in any case, the €0.03 will be computed to the nominal value and the difference will be computed to premium.

     The Extraordinary General Meeting of November 20, 2000 (subsequently integrated with the Extraordinary Shareholders’ Meeting, dated December 11, 2001) resolved to increase the company capital pursuant to Articles 2440 and 2441, paragraph 4, of the Italian Italian Civil Code, by a maximum of €4,931,783.63 through the issuance of a maximum of 190,985,294 new ordinary Seat Pagine Gialle shares each with a nominal value of €0.03, to be made available by the asset allocation of a maximum of 732,600 ordinary shares in Matrix S.p.A. each with a nominal value of €0.52. The Extraordinary General Meeting of December 11, 2001, resolved to constitute a restricted fund for the acquittance of a capital increase of €797,775.19.

     The Extraordinary General Meeting of November 20, 2000 (subsequently integrated with the extraordinary shareholder meeting, dated December 11, 2001) resolved to increase the company capital pursuant to Articles 2440 and 2441, paragraph 4, of the Italian Italian Civil Code by a maximum of €2,837,091.00 through the issuance of a maximum of 109,867,484 new ordinary Seat Pagine Gialle shares each with a nominal value of €0.03 in two blocks of a maximum of €1,891,522.59 through the issue of a maximum of 73,249,969 new Seat Pagine Gialle S.p.A. ordinary shares and a maximum of €945,568.41 through the issue of a maximum of 36,617,515 new Seat Pagine Gialle S.p.A. ordinary shares respectively, to be made available by the asset allocation of a maximum of 7,354 ordinary shares in Cecchi Gori Communications S.p.A., each with a nominal value of €516.46, and in particular by the asset allocation of a maximum of 4,903 ordinary shares and maximum 2,451 ordinary shares in Cecchi Gori Communications S.p.A.. The Extraordinary General Meeting of December 11, 2001, stated the constitution of a restricted fund for the acquittance of a capital increase of €458,933.52.

     The Extraordinary General Meeting of November 20, 2000, and of May 10, 2001, July 31, 2001 and December 11, 2001 resolved to increase, excluding rights of option, the company capital by a nominal maximum of €3,279,501.30, through the issuance of a maximum of 127,000,000 ordinary Seat Pagine Gialle S.p.A. shares each with a nominal value of €0.03, reserved pursuant to Article 2441, last paragraph, of the Italian Civil Code and Article 134, second and third paragraphs, of Decree Law No. 58, to employees of Seat Pagine Gialle and its direct and indirect subsidiaries, pursuant to Article 2359, first paragraph, No. 1 and second paragraph (with reference only to No. 1) of the Italian Civil Code, and pursuant to Article 2441, paragraph 5, of the Italian Civil Code to the Directors of SEAT’s direct and indirect subsidiaries, pursuant to Article 2359, first paragraph, No. 1 and second paragraph (with reference only to No. 1) of the Italian Civil Code. The Extraordinary Shareholders’ Meeting of December 11, 2001 resolved that the issue price of the new shares shall be determined taking into account their changed nominal value so that, in any case, €0.03 shall be computed to the nominal value and the difference will be computed to premium. On the same date the Extraordinary Shareholders’

Meeting also resolved that for rights to subscribe which are already vested and acquired by the option assignee, the premium for the issuance shall be determined so that whatever will be the issue price, an amount equal to €0.03 shall be computed to the nominal value and the difference to the premium.

ARTICLE 6
SHARES

     The General Shareholders’ Meeting may resolve to issue shares with varying rights, in accordance with law.

     Within the limits and conditions established by law, the shares may be bearer shares.

     Bearer shares may be converted into registered shares and vice versa at the request and expense of the interested party.

     Savings shares have the privileges and rights described in this article.

     Net profits as reported in the regularly approved balance sheet, less allocations to legal reserves, must be distributed to holders of savings shares up to an amount equal to five percent of the par value of the shares.

     Any profits remaining after allocating the savings shares as established in the previous paragraph and as resolved by the General Shareholders’ Meeting shall be distributed among all shares so that savings shares receive a greater cumulative dividend than common shares, equal to two percent more than cumulative dividends paid to ordinary shareholders.

     When a dividend that is less than the amount indicated in the fifth paragraph from above is allocated to savings shares during any fiscal year, the difference shall be added to the preferred dividend during the two subsequent fiscal years.

     In the case of distribution of reserves, savings shares have the same rights of other shares.

     The Shareholders’ Meeting which approves the financial statements is moreover entitled, in the case that the net profit shown in the financial statement is non-existent or insufficient, to use the available reserves to meet the financial rights as set forth in paragraph five above as they might have increased pursuant to the preceding paragraph seven above.

     A capital stock reduction due to losses shall not entail a reduction in the par value of savings shares except for the portion of the loss exceeding the total par value of the other shares.

     At the winding up of the Company, savings shares shall have preference in redemption of capital stock for the full par value.

     In order to provide the common share representative with sufficient information on operations that may impact on the price development of savings share, said representative shall be sent notices with regard to this matter, as it is relevant and required by law.

     If at any time common or savings shares of the Company are excluded from trading, savings shares shall retain their rights and characteristics, unless the savings shareholders are given the right to request conversion of their shares to preferred shares listed on the exchange, with the same characteristics as the savings shares, in accordance with pertinent legal provisions in effect at that time, and the right to vote in Extraordinary Shareholders’ Meetings. The right to convert may be exercised by savings shareholders according to the terms and conditions to be defined by a resolution of the Extraordinary Shareholders’ Meeting convened for this purpose, subject to approval by a meeting of savings shareholders, if applicable.

ARTICLE 7
PAYMENTS

     In the case of capital increases, if the deadline established by law for payments by shareholders has elapsed, provided that the Company has taken any prior steps required by law, annual interest shall accrue on the amount of the payment due at the official discount rate then in effect plus three points.

ARTICLE 8
BONDS

     The Company may issue bonds in accordance with law.

TITLE III

GENERAL SHAREHOLDERS’ MEETING

ARTICLE 9
RIGHT TO PARTICIPATE

     Shareholders who have complied with the law are entitled to participate in the General Shareholders’ Meeting personally or, alternately, by means of a representative with a written proxy, in accordance with law.

     The proxy may be issued to an individual or legal entity.

     The Chairman of the General Shareholders’ Meeting is responsible for verifying the right to participate in the General Shareholders’ Meeting, the uniformity of proxies and whether the quorum is met.

ARTICLE 10
POWERS

     The General Shareholders’ Meeting has the authority expressly conferred to it by law.

ARTICLE 11
MEETING NOTICE

     The General Shareholders’ Meeting is convened in accordance with law at the registered office of the Company or elsewhere in Italy by means of a notice published in the manner and within the terms prescribed by law.

     The General Shareholders’ Meeting must be convened within four months from the close of the fiscal year, or later, but within six months, when special circumstances so require.

ARTICLE 12
ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETINGS

     Only common shares are entitled to vote in ordinary Shareholders’ Meetings.

     Common and preferred shares, if any, are entitled to vote in Extraordinary Shareholders’ Meetings.

     A valid quorum for the adoption of a resolution at a Shareholders’ Meeting will be determined by statutory law.

ARTICLE 13
CHAIRMAN AND CONDUCTING BUSINESS

     The Chairman of the Board of Directors presides over the General Shareholders’ Meeting.

     If she/he is absent or otherwise impeded from presiding, the meeting is to be chaired by the Vice Chairman, if any, or by the person appointed by those present.

     At the request of the Chairman, the Meeting appoints a secretary, who need not be a shareholder.

     In the situations provided by law and if the Chairman of the Meeting deems it appropriate, the minutes may be prepared as a public instrument by a notary appointed by the Chairman.

     The Chairman regulates the meeting, controls those in attendance and establishes the methods for voting that must allow the voters to be identified.

     The Chairman may select two or more tellers to count votes from among those in attendance.

     The meetings may be controlled by Regulations approved by resolution of the General Shareholders’ Meeting.

ARTICLE 14
COPIES AND ABSTRACTS

     Copies and abstracts of minutes of Shareholders’ Meetings may be issued and certified by the Chairman or the Secretary of the Board of Directors.

TITLE IV

ADMINISTRATIVE AND GOVERNING BODIES

ARTICLE 15
COMPOSITION OF THE BOARD OF DIRECTORS

     The Company is managed by a Board of Directors composed of a minimum of 7 (seven) and a maximum of 21 (twenty-one) directors.

     The General Shareholders’ Meeting determines the number of members of the Board of Directors, which remains unchanged until otherwise resolved and throughout the term of office, subject to the maximum limits established by law.

     Directors may be reelected.

     Whenever, for any reason whatsoever, the majority of directors elected by the General Shareholders’ Meeting cease to perform their duties before their term of office has elapsed, the remaining directors on the Board of Directors will step down and they shall cease to perform their duties when the Board of Directors is reappointed by the General Shareholders’ Meeting.

     The appointment of the Board of Directors shall be based on a list submitted by the shareholders, in accordance with the following paragraphs, or by the exiting Board of Directors, and in each case the candidates must be listed progressively.

     The list submitted by the exiting Board of Directors shall be deposited at the registered office of the Company and published in at least one nationally circulated daily newspaper at least twenty days prior to the date scheduled for the initially convened General Shareholders’ Meeting.

     The lists submitted by the shareholders shall be deposited at the registered office of the Company and published in at least one nationally circulated daily newspaper at the expense of the shareholders at least ten days prior to the date scheduled for the initially convened General Shareholders’ Meeting.

     Every shareholder may submit or agree to the submission of only one list, and every candidate may list himself/herself on only one list, or otherwise shall be disqualified.

     Only those shareholders who, alone or together with other shareholders, own voting shares representing at least 3% of the voting capital in ordinary Shareholders’ Meetings shall be entitled to submit a list. In order to prove the ownership of the number of shares necessary for submitting lists, the shareholders shall submit a copy and/or a summary of the documentation attesting to the right to participate in the General Shareholders’ Meeting at the registered offices of the Company at least five days prior to the date scheduled for initially convening the Meeting.

     Together with each list, within the term indicated above, statements are to be submitted in which each candidate accepts the nomination and attests, under his or her own responsibility, that there is no cause for ineligibility or disqualification, and to his/her compliance with the requirements of law and the bylaws prescribed for the position. Any lists which fail to observe the foregoing requirements shall be considered as not having been submitted.

     All shareholders with voting rights may only vote one list.

     The procedures indicated below are to be followed in electing the Board of Directors:

     1) from the list that received the majority vote in the General Shareholders’ Meeting, four fifths of the directors to be elected are selected, rounded down to the next whole number if this is a fraction, based upon their order of priority on the list.

     2) the remaining directors are elected from other lists; for this purpose, the votes received by the lists are successively divided by one, two, three, four, according to the number of directors to be elected. The resulting quotients shall be progressively assigned to the candidates on each of these lists, according to the respective order of priority. The quotients assigned to the candidates on the various lists shall be arranged in a single list in decreasing order. Those who receive the highest quotient shall be elected. If two or more candidates receive the same quotient, the candidate on the list that has not elected any director or which has elected the least number of directors shall be elected.

     If none of the lists have elected a director or if all have elected the same number of directors, the candidate on the list that received the greatest number of votes shall be elected. In the event of an equal number of votes and the same quotients, a new vote shall be held, and the candidate who receives the simple majority vote shall be elected.

     In order to appoint directors for any reason who are not appointed in the manner described above, the General Shareholders’ Meeting shall pass resolutions with the majority provided by law.

     If, during the course of the fiscal year, one or more directors cedes from his post, the procedures indicated in Article 2386 of the Italian Civil Code shall prevail.

ARTICLE 16
CHAIRMAN - VICE CHAIRMAN - SECRETARY

     The Board of Directors, in its first meeting following the General Shareholders’ Meeting that elected it, shall elect a Chairman, if the Shareholder’s Meeting has not already done so, and may elect a Vice Chairman.

     In the same meeting, the Board shall appoint a Secretary, who need not be a member of the Board.

ARTICLE 17
MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors shall be convened by the Chairman or, if he/she is unable to do so, by the Vice Chairman, if any, or the Managing Director, if any, or by the oldest Director, and meetings are held at least quarterly and whenever considered necessary, or when a written request for a meeting is submitted to the Chairman, indicating the agenda, by at least two Directors or two permanent Statutory Auditors. Board meetings shall be held at the registered offices of the Company or elsewhere, as indicated in the meeting notice. Board meetings may be held by teleconferencing or videoconferencing, provided that all participants may be identified by the Chairman and all other participants, and that they are able to follow the discussion and participate in real time in the deliberations, and that they are able to exchange documents regarding such deliberations, and that all of the foregoing is recorded in the minutes. If such circumstances are verified, the Board meeting is considered to be held at the location of the Chairman and where the Secretary of the meeting is, in order to be able to draft the minutes.

     Notice of the meeting shall be sent by mail, express mail, telegram, fax or telex to each Director and permanent Statutory Auditor at least 5 (five) days prior to the date scheduled for the meeting. In emergencies, the meeting notice may be sent by telegram or fax at least 1 (one) day prior to the date scheduled for the meeting.

     If the Chairman is absent or otherwise unable to preside, the Board meeting is presided over by the Vice Chairman, if any, or the Managing Director, if any, or by the eldest Director.

     If the Secretary of the Board is absent, a Recording Secretary shall be appointed by the Board of Directors, and does not need to be a Director.

     The Board of Directors, through its Chairman or other directors so delegated, shall report to the Board of Statutory Auditors on activities undertaken and on the more important economic,

financial and patrimonial transactions carried out by the company or by subsidiary companies; in particular it shall report on transactions where there is a potential conflict of interest. The notice is to be sent timely and in any event at least quarterly, on the occasion of meetings of the Board of Directors or the Executive Committee or by a written note addressed to the Chairman of the Board of Statutory Auditors.

     The directors to whom powers of attorney are delegated shall report to the Board of Directors and the Statutory Auditors at least quarterly on the activities performed by the Company or its subsidiaries and any transactions which may potentially constitute a conflict of interests.

     The directors to whom powers of attorney are delegated shall report to the Board of Directors and the Statutory Auditors at least quarterly on the activities performed while exercising such power of attorney, the most important transactions performed by the Company or its subsidiaries and any transactions which may potentially constitute a conflict of interests.

ARTICLE 18
VALIDITY AND RECORDING OF BOARD RESOLUTIONS

     In order for the resolutions of the Board of Directors to be valid, the majority of the Directors must be in attendance and the majority of those in attendance must vote in favor.

     Resolutions of the Board of Directors shall be recorded in the book of resolutions of the Board of Directors to be maintained in accordance with Article 2421, paragraph 4, of the Italian Civil Code, and shall be signed by the Chairman and the Secretary or by a Notary. When required by law or when the Chairman so deems appropriate, resolutions shall be recorded by a Notary selected by the Chairman of the Board of Directors.

ARTICLE 19
COPIES AND ABSTRACTS

     Copies and abstracts of minutes of Board meetings may be issued and certified by the Chairman or the Secretary of the Board of Directors.

ARTICLE 20
POWERS OF THE BOARD - DELEGATION OF POWER

     The Board of Directors is vested with the broadest power for ordinary and extraordinary management of the Company, and thus is authorized to perform all actions it considers appropriate for the furtherance and achievement of its corporate purpose, in Italy and abroad, excluding only those actions requiring the vote of a General Shareholders’ Meeting by law.

     The Board of Directors may delegate its authority to a managing Director and/or an Executive Committee composed of a number of members as determined by the Board when it makes such appointments, two of whom must necessarily be the Chairman, who presides, and the Managing Partner, the powers of which are determined in accordance with the limits indicated in Article 2381 of the Italian Civil Code.

     The Executive Committee shall meet as frequently as necessary in relation to matters delegated to it by the Board of Directors, and whenever it so considers appropriate, at the same locations as the Board meetings, and the members shall personally attend the meetings. Meetings of the Executive Committee may be held by teleconferencing or videoconferencing, provided that all participants may be identified by the Chairman and all other participants, and that they are able to follow the discussion and participate contemporaneously in the deliberations, and that they are able to exchange documents regarding such deliberations, and that all of the foregoing is recorded in the minutes. If such circumstances exist, the meeting of the Executive Committee is considered to be held at the location of the Chairman and where the Secretary of the meeting is, in order to be able to draft the minutes. Recording of the minutes of meetings of the Executive Committee is subject to the same provisions as provided for recording the resolutions of the Board of Directors indicated in Article 18 of these bylaws. As provided in article 17, the Directors shall be notified of the resolutions of the Executive Committee during the first meeting of the Board of Directors following the meeting of the Executive Committee.

     The Executive Committee shall be convened by the Chairman or the Managing Partner, or at the request of one of its members, by means of a notice containing the agenda for the meeting, sent by letter, fax, telex, or telegram at least five days prior to the date scheduled for the meeting, or one day in advance, in the event of emergency. When possible, the notice should be accompanied by the documentation regarding the agenda.

     The Executive Committee is held and may deliberate when the quorum determined by the Board of Directors is present. The Secretary of the Board of Directors is also the Secretary of the Executive Committee. If she/he is absent, the Recording Secretary is appointed by the Committee, and need not be a member.

     The Board of Directors may also appoint a President and an attorney-in-fact for non-litigious matters, and shall determine the duties and authorities thereof.

ARTICLE 21
LEGAL REPRESENTATION OF THE COMPANY

     The Chairman or, if she/he is absent or unable to do so, the Vice Chairman, if any, shall be the legal representative of and shall sign on behalf of the Company; or, within the limits of the powers conferred to them, the Managing Director, or the other Directors to whom power has been delegated by the Board of Directors.

ARTICLE 22
COMPENSATION AND REIMBURSEMENT OF EXPENSES OF DIRECTORS

     The members of the Board of Directors, in addition to being reimbursed for the expenses they incur in performing their duties, shall receive an annual fee as determined by the General Shareholders’ Meeting.

     Directors who are required to perform certain duties shall also receive specific fees for their duties, which shall be established in accordance with law.

ARTICLE 23
BOARD OF STATUTORY AUDITORS

     The Board of Statutory Auditors is to be composed of three permanent auditors and two alternate auditors appointed by the General Shareholders’ Meeting, which shall also establish their compensation. The duties and responsibilities of the Statutory Auditors are subject to current law.

     They are entitled to be reimbursed for expenses they incur in performing their duties.

     In order to allow minority interests to elect a permanent auditor and an alternate, the Board of Statutory Auditors is appointed based upon a list submitted by shareholders in which the candidates are listed progressively. The list consists of two sections: one for candidates for the position of permanent auditors, and the other for candidates for the position of alternate auditors.

     Only those shareholders who, alone or together with others, own voting shares representing at least 3% of the voting capital in the General Shareholders’ Meeting are entitled to submit lists.

     No shareholder, as well as shareholders belonging to the same group, may submit, personally or through a trustee, more than one list. Each candidate may appear on only one list, or shall otherwise be disqualified.

     Candidates who act as statutory auditors in more than five listed companies may not be included in the lists (these limits do not include the parent company and the subsidiaries of the Company), or those who do not meet the ethical and professional requirements established in applicable legislation. Exiting statutory auditors may be reelected. The lists submitted must be deposited at the registered office of the Company at least ten days prior to the date scheduled for the General Shareholders’ Meeting as initially convened, which shall be indicated in the meeting notice.

     Together with each list, within the term indicated above, statements are submitted by which each candidate accepts the nomination and attests, under his or her own responsibility, that there is no cause for ineligibility or disqualification, and to his/her compliance with the requirements of law and the bylaws prescribed for the position. Any lists which fail to observe the foregoing requirements shall be considered as not having been submitted.

     1) The procedures indicated below are to be followed in electing the Statutory Auditors:

     two permanent members and one alternate are to be selected from the list that received the greatest number of votes in the General Shareholders’ Meeting, based upon the order of priority in which they are listed in the sections of the list.

     2) The remaining permanent member and alternate are to be selected from the list that received the second greatest number of votes in the General Shareholders’ Meeting, based upon the order of priority in which they are listed in the sections of the list.

     The chairman of the Board of Statutory Auditors is the first candidate of the list that receives the greatest number of votes.

     If the requirements of pertinent laws or the bylaws are not met, the statutory auditor is dismissed from the position.

     In the event of replacement of a statutory auditor, the alternate auditor from the same list as the auditor being replaced shall be the substitute.

     The foregoing requirements for appointing the Board of Statutory Auditors do not apply to the General Shareholders’ Meetings, which, according to law, must appoint the permanent and/or alternate auditors and the chairman as necessary to compose the Board of Statutory Auditors following replacement or dismissal and for appointing auditors for any reason if they are not appointed in accordance with the previous paragraphs. In these cases, the General Shareholders’ Meeting is to proceed according to the quorum required by law.

     For the purposes of the Ministry of Justice degree, dated 30 March 2000 n. 162, art.1, paragraph 3 it is established that publishing, advertising and other communication services, irrespective of its means or used devise are activities that are covered by the purpose of the Company.

     Meetings of the Board of Statutory Auditors, should the Chairman ascertain that they are necessary, can be validly held by video conference or audio conference, on condition that all the participants can be identified by the Chairman and by all those in attendance, that they are allowed to follow the discussion and to intervene in real time in dealing with the arguments being discussed, that they are allowed to exchange documents relating to these matters and that note is made of all the above in the relevant minutes. When these conditions are met, the meeting of the Board of Statutory Auditors shall be considered held in the place in which the Chairman is located.

TITLE V

BALANCE SHEET

ARTICLE 24
CLOSE OF THE FISCAL YEAR - DISTRIBUTION OF EARNINGS

     The fiscal year closes on December 31 of each year.

     From the net profits reported in the balance sheet, five percent must be deducted and allocated to legal reserves, until said reserve amounts to one fifth of the capital stock.

     The remainder is allocated to the dividend resolved by the General Shareholders’ Meeting and/or for other purposes that the General Shareholders’ Meeting considers more appropriate or necessary.

     The Board of Directors may, during the course of the fiscal year, distribute partial dividends to shareholders, is subject to relevant legal provisions.

     Dividends which are not redeemed within five years from the redemption date shall revert to the Company.

TITLE VI

WINDING UP

ARTICLE 25
LIQUIDATORS

     In the event of winding up of business of the Company, the General Shareholders’ Meeting shall determine the method of liquidation and shall appoint one or more liquidators, and shall establish their powers and compensation in accordance with law.

TITLE VII

GENERAL PROVISIONS

ARTICLE 26
ADDRESS OF RECORD OF SHAREHOLDERS VENUE

     The address of shareholders for company purposes is understood to be, for all legal purposes, the address indicated in the Book of Shareholders.

     In accordance with pertinent law, all correspondence between the shareholders and the Company shall be subject to the judicial authorities of the venue of the registered office of the Company.

ARTICLE 27
PREVAILING LAW

     For anything not provided in these Bylaws, the provisions of pertinent law shall apply.